Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is entered into on this 5th day of December, 2005, between Arch Capital Group Ltd. (“ACGL”) and its past and present affiliates and susidiaries, including but not limited to Arch Reinsurance Ltd (collectively, the “Company”), and Dwight R. Evans (the “Executive”).

The Executive and the Company agree as follows:

1.                                       The employment relationship between the Executive and the Company will terminate on December 5, 2005 (the “Termination Date”).  Effective on the Termination Date, the Executive hereby resigns all officer and employee positions with the Company and its subsidiaries.

2.                                       Following the completion of the 7-day revocation period referred to in paragraph 20 below, the Executive will receive a payment from the Company in the amount of $4,914,000.

3.                                       Medical, dental, and vision benefits will remain in effect for the Executive and his covered dependents until the first anniversary of the Termination Date.  The insurance coverage shall be provided on the same basis as provided to active employees of the Company in accordance with the terms and provisions of each applicable plan as in effect from time to time, including any contribution required to be made by the Executive toward such coverage.  Thereafter, in accordance with applicable law, the Executive will be offered coverage through COBRA at the Executive’s sole expense.

4.                                       Except as set forth in paragraph 3 above, the Executive will cease participation in all employee benefit plans and arrangements of the Company as of the Termination Date.  The Executive’s rights with respect to his accrued benefits as of the Termination Date under the Company’s Employee Retirement Plan and the Company’s Executive Supplemental Non-Qualified Savings and Retirement Plan are as set forth in the applicable plan documents.  Other than as expressly set forth in this Agreement, the Executive will have no continuing rights under any employee benefit plan or arrangement of the Company following the Termination Date.

5.                                       Schedule I provides a list of all options to purchase common shares of ACGL and restricted common shares of ACGL granted to the Executive, which will remain subject to the applicable award agreements.  For reference, Schedule I outlines certain principal terms of the awards, including vesting terms and, with respect to options, the exercise price and exercise period.

6.                                       As of the Termination Date, the Company will assume all the Executive’s responsibilities in connection with the apartment lease in Bermuda, which was assigned to the Executive on March 30, 2005.  The Executive will vacate the premises covered by such lease within two months of the Termination Date.  The Company, in any event, will continue to pay the costs under such lease and utilities and cleaning services until the expiration or cancellation of said lease by the Landlord and the Company will not seek repayment for same from the Executive.

7.                                       Following the completion of the 7-day revocation period referred to in paragraph 20 below, in addition to the payment provided for in paragraph 2 above: (a) the Executive will be receive the following payments:  (i) $17,628.21 as payment of unused vacation days; and (ii) $14,804.47 as reimbursement of all outstanding expenses incurred by the Executive through Termination Date; and (b) in accordance with Bermuda immigration regulations, the Executive’s work permit will be returned to Bermuda immigration authorities, together with a letter in the form of Schedule II hereto.

8.                                       The Company shall reimburse the Executive for all reasonable expenses incurred by him for the cost of relocating all of his household items to the United States, and the cost of two round trip airline tickets for the Executive and his spouse for travel between Bermuda and the United States to oversee such relocation, in each case, subject to the Company’s requirements with respect to the Executive’s reporting and documentation of such expenses.

9.                                       On or after June 1, 2006, the Company shall reimburse the Executive in an aggregate amount not to exceed $10,000 for both the (a) reasonable professional fees and related expenses incurred by him in preparation of his annual tax return for calendar year 2005 and (b) reasonable professional fees and expenses (if any) incurred by him in connection with a tax audit to the extent directly relating to the Executive’s status as an employee of the Company and its subsidiaries for the period from November 20, 2001 through the Termination Date.

10.                                 As contemplated by the Employment Agreement, dated as of October 23, 2001 (as amended), between the Company and the Executive (the “Employment Agreement”), and in consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns hereby releases and forever discharges the Company and its members, shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); the Equal Pay Act, as amended, 29 U.S.C. §206(d)(1); the Fair Labor Standards

Act of 1938, as amended; Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment.  This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or termination from the Company.  This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”).  The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA.  In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver.  This release does not release the Company from any obligations due to the Executive (i) under this Agreement, (ii) under the Executive’s stock option and restricted share agreements, or (iii) for indemnification in accordance with the Company’s By-Laws and as provided for in paragraph 15A of this Agreement.

11.                                 As of the Termination Date, Section 9.01 (non-competition) and Section 9.02(b) (non-solicitation of customers) set forth in the Employment Agreement shall be hereby terminated.  The Executive acknowledges, and hereby confirms, that his agreements set forth in Sections 6.01 (non-disclosure), 7.01 (intellectual property), 8.01 (delivery of materials upon termination) and 9.02(a) (non-solicitation of employees) set forth in the Employment Agreement shall continue in effect in accordance with their terms.

12.                                 This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

13.                                 The Executive understands and agrees that the consideration provided for in paragraph 2 herein is more than the Executive would otherwise be entitled to under the Company’s existing plans and policies.

14.                                 The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

15.                                 The Executive shall, at the reasonable request of the Company, reasonably assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with such assistance, including, without limitation, travel and lodging expenses.

15A.                       To the extent the Company’s liability insurance does not fully indemnify and provide a defense to the Executive for claims, demands, liabilities, damages, losses and expenses arising out of Executive’s employment with the Company and/or his service as a director of the Company, the Company hereby agrees that it shall indemnify, defend and hold the Executive harmless to the fullest extent permitted by the law from and against any and all claims, demands, liabilities, damages, losses and expenses (including Executive’s reasonable attorneys’ fees and disbursements) arising out of Executive’s employment with the Company and/or his service as a director, except to the extent arising out of or based on fraud, theft, other violation of law or willful misconduct of the Executive, if and as determined by a court of competent jurisdiction.  The rights of indemnification provided herein shall not be deemed exclusive of any other rights to which the Executive may be entitled under the Company’s By-Laws or Certificate of Incorporation and shall inure to the benefit of the Executive’s heirs, executors and administrators.  Subject to the foregoing, reasonable costs and expenses incurred by the Executive (including attorneys’ fees and disbursements referred to above) in connection with an event for which indemnification is required hereunder shall be paid within ninety (90) days following receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, including the amount and description of the costs and expenses for which payment is sought, and (iii) an undertaking by or on behalf of the Executive to repay the amounts advanced if it should ultimately be determined that the Executive is not entitled to be indemnified against such expenses pursuant to this Agreement.

16.                                 The Executive agrees not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees or any persons related to the foregoing.

17.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

18.                                 This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement, and they supersede all prior agreements or understandings, written or oral.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

19.                                 Each of the paragraphs contained in this Agreement shall be enforceable independently of every other paragraph in this Agreement, and the invalidity or unenforceability of any paragraph shall not invalidate or render unenforceable any other paragraph contained in this Agreement.

20.                                 It is further understood that, for a period of 7 days following the execution of this Agreement, the Executive may revoke this Agreement.  Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Chief Financial Officer of ACGL prior to the end of such 7 day revocation period.  In the event that the Agreement is revoked by the Executive, the Company shall have no obligations under the Agreement, no amounts will be payable under the Agreement, and this Agreement shall be deemed to be void ab initio and of no force or effect.

21.                                 This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence.  The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.  Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

22.                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

The parties to this Agreement have executed this Agreement on the day and year first written above.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
	Name:	Constantine Iordanou
	Title:	President and Chief Executive Officer

DWIGHT R. EVANS

/s/ Dwight R. Evans

SCHEDULE I

Schedule of the Share-Based Awards

1.                                      Restricted Common Shares

Grant Date	Shares	Vesting

10/23/01	50,000	Fully vested

2/20/03	4,770	3,578 vested; balance of 1,192 would vest on Termination Date

2/26/04	4,024	2,012 vested; balance of 2,012 would vest on Termination Date

9/22/04	6,000	4,000 vested; balance of 2,000 would vest on Termination Date

2.                                      Stock Options

Grant Date	Options	Vesting	Exercise Prices	Exercise Period

10/23/01	100,000	Fully vested	$20.00	90 days after Termination Date

6/27/02	25,000	Fully vested	$27.10	90 days after Termination Date

9/22/04	40,000	26,667 vested; balance of 13,333 would vest on Termination Date	$39.00	Three years after Termination Date

*                                         The above summary reflects the terms of the applicable award agreements between ACGL and the Executive.

SCHEDULE II

Form of Letter to Bermuda Immigration Authorities

The last date of Mr. Dwight Evan’s employment with Arch Capital Group Ltd. was December 5, 2005.  Please be advised that Arch Capital Group Ltd. and its affiliates have no objection to Mr. Evans seeking alternative employment in Bermuda, effective immediately.